Exhibit 3.1

Banco Bilbao Vizcaya Argentaria, S.A.

Company Bylaws

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	2

TITLE I

GENERAL CHARACTERISTICS

Name, registered office, corporate purpose and duration of the Company

Article 1.	Name.

The Company is called BANCO BILBAO VIZCAYA ARGENTARIA, S.A. (the “Bank” or the “Company”) and will be governed by the law, these Company Bylaws and other provisions that are applicable.

Article 2.	Registered office.

The Bank has its registered office in the city of Bilbao (Vizcaya), Plaza de San Nicolas no. 4, and may set up branch, agency, regional and representative offices anywhere in Spain or abroad, pursuant to prevailing legal provisions.

The registered office address may be changed within the same municipal district by a Board of Directors’ resolution.

Article 3.	Corporate purpose

The Bank’s corporate purpose is to engage in all kinds of activities, operations, acts, contracts and services within the banking business or directly or indirectly related to it, that are permitted or not prohibited by prevailing provisions and ancillary activities.

Its corporate purpose also includes the acquisition, holding, utilisation and divestment of securities, public offerings to buy and sell securities, and any kind of holdings in any company or enterprise.

Article 4.	Duration and commencement of operations

The duration of the Company will be for an indefinite period of time. It may commence its operations on the date on which the public deed of foundation is formalised.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	3

TITLE II

SHARE CAPITAL. SHARES. SHAREHOLDERS.

Chapter One

On Share Capital

Article 5.	Share capital.

The Bank’s share capital stands at THREE BILLION, ONE HUNDRED AND SEVENTY FIVE MILLION, THREE HUNDRED AND SEVENTY FIVE THOUSAND, THREE HUNDRED AND EIGHTY THREE EUROS, TWENTY FIVE EURO CENTS (€3,175,375,383.25), represented by SIX BILLION, FOUR HUNDRED AND EIGHTY MILLION, THREE HUNDRED AND FIFTY SEVEN THOUSAND, NINE HUNDRED AND TWENTY FIVE (6,480,357,925) shares each with a nominal value of FORTY NINE EURO CENTS (€0.49), all of the same class and series, fully subscribed and paid up.

Article 6.	Capital increase or reduction.

The Bank’s capital may be increased or decreased by resolution of the General Meeting. Notwithstanding the provisions of article 30 in section c) and d) of these Company Bylaws.

The share capital may be increased by issuing new shares or by increasing the nominal value of pre-existing shares. In both cases, the exchange value of the increase in capital may consist both of new cash or non-cash contributions to the Company’s net assets, including the set-off of credits against the Company, or a charge against earnings or reserves that already appeared on the latest balance sheet approved.

When share capital is increased by issuance of new ordinary or preference shares payable in cash, shareholders will be entitled to subscribe a number of shares proportional to the nominal value of the shares they own, within the period granted to them for this purpose by the Company’s Board of Directors. This period will be not less than fifteen days from the publication of the announcement of the offering for subscription of the new shares in the Official Gazette of the Companies Registry (BORME).

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	4

The pre-emptive subscription rights will be transferable under the same conditions as the shares from which they derive. When share capital is increased by a charge against reserves, the same rule will apply to the rights of free allocation of the new shares

Pre-emptive subscription rights will not apply when the increase of capital is due to the take-over of another company or of all or part of the split-off assets of another company or the conversion of debentures into shares.

When the interests of the Company so require, the General Meeting deciding on a capital increase to totally or partially eliminate pre-emptive subscription rights, pursuant to legally established requirements.

Chapter Two

On Shares

Article 7.	Representation of shares

Shares will be represented by book entries governed by the provisions of the Securities Exchange Act and any other applicable provisions.

Article 8.	Registration of shares

Shares, and their transfer and the constitution of collateral rights or any other kind of encumbrances on them, will be registered in the appropriate accounting record pursuant to the Securities Exchange Act and concordant provisions.

However, as the Bank’s shares are nominative, the company will keep its own record of shareholders with the effects and efficacy attributed to it in each case by prevailing regulations. For this purpose, if the shareholders’ formal status is that of persons or entities that, pursuant to their own legislation, hold the shares under a fiduciary relationship, trust or any other equivalent title, the Company may require said persons or entities to notify it of the final owners of the shares and any acts of transfer of and encumbrance on them.

Article 9.	Capital at call

Where any shares are not paid up in full, shareholders must pay the undisbursed part at the time that the Board of Directors may determine, within a maximum period of five years from the date of the resolution to increase the capital. The form and other circumstances of the disbursement will be subject to the provisions in the resolution to increase the capital.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	5

The capital calls will be notified to the shareholders affected or will be announced in the Official Gazette of the Companies Registry (BORME). There must be at least one month between the date of sending the notification or the publication of the announcement and the payment date.

Shareholders in default of capital calls may not vote. The amount of their shares will be subtracted from the share capital for calculating quorum. Shareholders in default will not be entitled to collect dividends or to pre-emptive subscription of new shares or convertible debentures.

Should the payment term indicated elapse without payment having been made, depending on each case and taking into account the nature of the disbursement not made, the Bank may either demand compliance with the obligation to disburse the capital and the legal interest payment plus the damages caused by the delay or else proceed to the transfer of the shares on behalf of the defaulting shareholder. In that case, the transfer of the shares will be verified by a member of the official secondary market on which the shares were listed, or otherwise by a notary public. Where appropriate, the original share certificate may then be replaced with a duplicate.

Were the sale to take place, the proceeds (minus expenses) will become the Bank’s and be applied to covering the amount of the capital call against the cancelled shares. If there is a surplus, it will be delivered to the holder.

If the sale cannot take place, the shares will be redeemed, and the share capital reduced accordingly. The amounts already paid up will remain on the Company’s books.

Should partially paid-up shares be transferred, the acquiring shareholder, together with all the preceding transferors, at the choice of the Board of Directors, will be jointly and severally liable for paying the capital call. The transferor’s’ liability will persist for three years after the transfer date.

The prescriptions of this article will not prevent the Bank from using any remedies against the defaulting shareholders that are available under applicable law.

Article 10.	Multiple ownership

All the shares are indivisible. When, as a result of inheritance, legacy or other title, the ownership of a share was vested in two or more persons, the co-owners, albeit subject to article 24 of these Company Bylaws will have to appoint just one person to exercise the shareholder’s rights. The co-owners will be jointly and severally liable to the Company for any

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	6

obligations stemming from their status as shareholders. If no agreement is reached on such appointment, or in the event of silence, the representation will be deemed to be attributed to the holder of the largest number of shares. Should the holders own the same number of shares, the Bank will make the appointment by drawing lots.

The same rule will apply to other cases of joint ownership of rights over shares.

Article 11.	Transfer of shares

Company shares will be freely transferable. Transfer will be performed by changes to book entries. Registering the transfer in the accounting record to the name of the purchaser will produce the same effects as exchange of traditional share certificates.

The legitimacy of the transfer necessary to enforce the rights stemming from the shares can be accredited by exhibiting the certificate issued by the Bank or authority in charge of the accounting record on which the shares are registered.

Article 12.	Robbery, theft, misplacement or destruction of certificates issued from the accounting record

If certificates of shareholder status are mislaid, stolen or destroyed, issuance of new certificates to replace the original copies will be subject to the regulations applicable to the system of representing shares by book entries.

Article 13.	Non-voting shares

The Company may issue shares with no voting rights within the legally established limits. Their holders will be entitled to receive a minimum fixed or variable annual dividend as resolved by the General Meeting and/or the Board of Directors at the time of deciding to issue the shares. Once the minimum dividend has been agreed upon, holders of non-voting shares will be entitled to the same dividend as holders of ordinary shares. If there are distributable earnings, the Company is obliged to agree to distribute the minimum divided mentioned above. If there are no distributable earnings or they are insufficient, the unpaid part of the minimum dividend will accumulate or not, pursuant to the terms agreed by the General Meeting at the time of deciding to issue the shares.

Holders of non-voting shares may exercise their pre-emptive subscription right should the General Meeting and/or the Board of Directors so resolve at the time of issuing shares or share-convertible debentures. Recovery of voting rights must be resolved at the same time.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	7

Article 13.bis	Redeemable shares

The Company may issue shares that are redeemable at the request of the issuing company or of the holders of such shares or of both, for a nominal amount not greater than one quarter of the share capital. The issue resolution will set the conditions for enforcing the redemption right. If the redemption right was attributed exclusively to the issuer, it may not be enforced until three years have elapsed since the issue.

Redeemable shares must be fully paid up at the time of subscription.

Redemption of redeemable shares must be charged to earnings or to free reserves or be made with the proceeds of a new share issue made under a resolution from the General Meeting or, as the case may be, from the Board of Directors, for the purpose of financing the redemption transaction. If the redemption of these shares is charged to earnings or to free reserves, the Company must set up a reserve for the amount of the nominal value of the shares redeemed. If the redemption is not charged to earnings or free reserves or made with the issuance of new shares, it may only be carried out under the requirements established for the reduction of share capital by refunding contributions.

Article 13.ter	Privileged shares

The Company may issue shares that confer some privilege over ordinary shares under the legally established terms and conditions, complying with the formalities prescribed for amending the Company Bylaws.

Chapter Three

On Shareholders

Article 14.	General principles

Shareholders’ rights and obligations, their content and scope, limits and conditions, will be governed by the provisions of these Company Bylaws and, where applicable, by current regulations.

Holding one or more shares will imply that the shareholder accepts these Company Bylaws and the resolutions of the General Meeting and of the Board of Directors. This does not undermine their right to challenge established by law.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	8

Shareholders, and the Company, waiving their own jurisdiction, are expressly subject to the court jurisdiction pertaining to the Company’s registered office for any matters that arise between them.

Article 15.	Rights of shareholders

The following are rights of the Bank’s shareholders. They may be exercised within the terms and conditions and with the limitations set out in these Company Bylaws:

a)	The right to participate in the distribution of corporate earnings and any net assets resulting from liquidation proportionally to the capital paid up.

b)	The right of pre-emptive subscription over issues of new shares or debentures convertible into shares.

c)	The right to attend General Meetings, in accordance with article 23 of these Company Bylaws, and to vote at them, except for holders of non-voting shares, and also to challenge corporate resolutions.

d)	The right to call for annual or extraordinary General Meetings, under the terms and conditions laid down by law and these Company Bylaws.

e)	The right to examine the annual financial statements, the management report, the proposed allocation of profit or losses and the auditors’ report, and also, where applicable, the consolidated financial statement and management report, in the manner and within the time limit set out in article 29 of these Company Bylaws.

f)	The right to information, pursuant to applicable legislation and these Company Bylaws.

g)	The right to obtain certification of the resolutions and the minutes of the General Meetings for shareholders and shareholder proxies who have attended the General Meeting.

h)	In general, all rights that may be recognised by legal provisions or by these Company Bylaws.

Article 16.	Obligations of shareholders

The obligations of the shareholders are:

a)	To submit to the Company Bylaws and to the resolutions of General Meetings, of the Board of Directors and other bodies of governance and administration.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	9

b)	To put up the percentage of capital pending disbursement, when so required.

c)	To accept the Bank’s registered office as determining jurisdiction for the resolution of any differences between the shareholder, as such, and the Company, waiving any right to seek remedy in courts elsewhere.

d)	Other obligations laid down by legal provision or by these Company Bylaws.

TITLE III

ON CORPORATE BODIES

Article 17.	Number

The supreme bodies responsible for decision-making, representation, administration, supervision and management of the Company are the General Meeting and the Board of Directors, and within the Board’s scope of powers, the Executive Committee and other Board Committees.

Chapter One

On the Shareholders’ General Meeting

Article 18.	The General Meeting as sovereign body

The General Meeting, legally constituted, is the Company’s sovereign body. Its resolutions, when validly adopted, are binding on all shareholders, including shareholders not attending the General Meeting and those shareholders who voted against resolutions, did not have a vote or abstained from voting.

Article 19.	Categories of General Meetings

General Meetings of Shareholders may be annual or extraordinary. The annual General Meeting, convened as such, will necessarily meet within the first six months of each year. It will approve, where approval is forthcoming, to the corporate management and the financial statements for the previous year and resolve as to the allocation of profits or losses. It will also be able to resolve on any other matters on the agenda or allowed by law, within the

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	10

scope of its powers, provided that the General Meeting is attended by the number of shareholders and the percentage of capital required by law or the Company Bylaws in each case.

Any General Meeting other than the one provided for in the previous paragraph will be considered an extraordinary General Meeting.

Article 20.	Notice of meeting

General Meetings will be called at the initiative of the Company’s Board of Directors whenever it deems necessary or advisable for the Company’s interests, and in any case on the dates or within the periods determined by law and these Bylaws.

If requested by one or several shareholders representing at least three per cent of the share capital, the Board of Directors must also convene a General Meeting. The requisition must expressly state the matters to be dealt with. In such event, the Board of Directors must call the General Meeting so that it is held within the legally established period as of the date on which the Board of Directors is served duly attested notice to call it. The agenda must without fail include the matters to which the request for a Meeting referred.

Likewise, in the period and form established by law, shareholders representing at least three per cent of the share capital may request publication of a supplement to the notice of meeting for an Annual General Meeting, including one or more items on the agenda in the notice, providing the new items are accompanied by substantiation or, as appropriate, a substantiated proposed resolution, and submit substantiated proposals for resolutions on matters already included or that should be included in the agenda of the notice of meeting for the General Meeting being convened.

Article 21.	Form and content of the notice of meeting

Annual and extraordinary General Meetings must be convened by means of an announcement published in the Official Gazette of the Companies Registry (BORME) or one of the highest-readership daily newspapers in Spain, within the notice period required by law, as well as being disseminated on the CNMV (securities exchange authority) website and the Company website, except when legal provisions establish other media for disseminating the announcement.

The announcement will indicate the date, time and place of the General Meeting at first summons and its agenda, which will contain all the matters that the Meeting will cover, and any other references that may be required by law. The date on which the General Meeting will be held at second summons may also be stated in the announcement.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	11

At least twenty-four hours must be allowed to elapse between the Meetings held at first and second summons.

The Board of Directors may consider the technical media and legal bases that enable and guarantee remote attendance at the General Meeting. When convening each General Meeting, it may evaluate the possibility of organising attendance over remote media.

Article 22.	Place

Notwithstanding what is laid down by law for Universal General Meetings, General Meetings will be held in the municipal district where the Company has its registered office on the date indicated in the notice of meeting, and their sessions may be extended for one or more consecutive days at the proposal of the Board of Directors or at the request of a number of shareholders representing at least one quarter of the capital present at the Meeting. General Meetings may also be transferred to a place other than that indicated in the notice of meeting, within the same municipal district, with the knowledge of those present, in the event of force majeure.

Article 23.	Right of attendance

Holders of 500 or more shares whose ownership is registered in the respective accounting record at least five days before the day on which the Meeting is scheduled, pursuant to the Securities Exchange Act and other applicable provisions, and who conserve at least that number of shares until the Meeting is held, may attend annual and extraordinary General Meetings.

Holders of fewer shares may group together until they make up at least that number, appointing their representative.

Each shareholder entitled to attend who so requests will be given a card with their name on it, indicating how many shares they hold.

Executives, managers and staff of the Company and its associated undertakings may attend, as may anyone authorised by the Chairman of the General Meeting. The General Meeting reserves the right to revoke that authorisation.

Article 24.	Proxies for the General Meeting

Any shareholder who is entitled to attend may be represented at the General Meeting by another person, who need not necessarily be a shareholder.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	12

Proxy must be conferred specifically for each General Meeting, using the proxy form established by the Company, which will be recorded on the attendance card. A single shareholder may not be represented at the Meeting by more than one proxy, except under the circumstances provided in the Act for brokering institutions.

Likewise, authorisation may be conferred by means of remote communications that comply with the requirements laid down by law.

Proxies conferred by a fiduciary or merely apparent shareholder will be rejected.

Article 25.	Quorum

Annual and extraordinary General Meetings will be validly constituted if the minimum quorum required by prevailing law is present for each of the various matters or business included on the agenda.

The above notwithstanding, in order to adopt resolutions on replacing the corporate purpose, the transformation, total spin off, winding up the Company and amending this second paragraph of this article, two-thirds of the subscribed voting capital must attend the General Meeting at first summons, or 60% of that capital at second summons.

Article 26.	Chairman and Secretary of the General Meeting

The Chairman of the General Meeting will be Chairman of the Board of Directors. When this is not possible, it will be the Deputy Chairman. Should there be several Deputy Chairmen, the order established by the Board of Directors itself when appointing them will be followed. Otherwise, age seniority will prevail. When none of the above are available, the General Meeting will be chaired by the director appointed by the Board of Directors for that purpose. The Secretary of the Board will act as Secretary of the General Meeting, and when this is not possible, the Deputy Secretary. If this is not possible, the Secretary of the General Meeting will be the person the Board of Directors appoints in his/her stead.

Article 27.	Attendance list

Once the Panel, which will comprise the Chairman and the Secretary of the General Meeting, is constituted, the attendance list will be drawn up. This will report the number of shareholders in attendance with voting rights, the number attending personally or by proxy, and the percentage of share capital that they all represent. For this task, the Panel may use two scrutineers appointed by the Board of Directors prior to the General Meeting from amongst the

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	13

shareholders. The attendance list will appear at the beginning of the minutes or will be attached to them as an appendix. It will be signed by the Secretary and countersigned by the Chairman. It may also be drawn up as a software application or hard file, and in either case the appropriate identification tag signed by the Secretary and countersigned by the Chairman will be placed across the sealed cover.

The Chairman of the General Meeting will declare whether or not the requirements for the valid constitution of the Meeting are met, deal with any queries, requests for clarification or complaints that arise regarding the attendance list, authorities conferred and proxies granted: examine, accept or reject new proposals regarding the matters on the agenda, pursuant to prevailing legal provisions, and direct deliberations, systematising, organising, curtailing and cutting off the interventions. In general, the Chairman is empowered to do everything necessary to optimise the way that the General Meeting is run and organised.

Article 28.	Content of General Meetings

Only matters that are specifically indicated in the notice of meeting may be dealt with at annual and extraordinary General Meetings, except where otherwise laid down by law.

Article 29.	Shareholders’ right to information

Shareholders may request the Board of Directors for information or clarification that they deem necessary regarding the matters on the agenda or send in written questions they deem pertinent, until the fifth day before the General Meeting is scheduled. Shareholders may also request clarification that they deem pertinent about the publicly available information that the Company has filed with the CNMV (securities exchange authority) since the last General Meeting was held and regarding the auditor’s report.

The directors are obliged to furnish the information requested pursuant to the above paragraph, in writing, up until the day on which the General Meeting is held.

During the General Meeting, Company shareholders may verbally request any information or clarification they deem advisable regarding the matters on the agenda. The may also request any clarification they deem necessary regarding the publicly accessible information submitted by the Company to the CNMV (securities exchange authority) since the last General Meeting and regarding the auditor’s report. Should it not be possible to satisfy the shareholder’s right to information there and then, the directors will be obliged to furnish the information requested, in writing and within seven days after the end of the General Meeting.

Directors will be obliged to provide the information requested under the provisions of this article, unless the information is unnecessary to safeguard shareholders’ rights, or if there are objective reasons for considering that it could be used for purposes unrelated to the Company or if its release would harm the Company or associated companies.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	14

Information may not be refused when the request is supported by shareholders representing at least one quarter of the capital.

Article 30.	Powers of the General Meeting

The General Meeting has the following powers:

a.	To amend the Company Bylaws, and to confirm and/or rectify the Board of Directors’ interpretation of them.

b.	To determine the number of seats on the Board of Directors, appoint, re-elect and dismiss Board members, and ratify or revoke any appointments by co-option made by the Board of Directors.

c.	To increase or reduce the share capital, conferring authority, where appropriate, on the Board of Directors to indicate, within the maximum period, pursuant to law, the date or dates of such increase or reduction. The Board of Directors may enforce all or part of this authority or even refrain from enforcing it in consideration of market conditions, the situation of the Company itself or of any fact or event of social or economic importance that may make this advisable. It will report on its decision at the first General Meeting held when the period set for its enforcement has elapsed.

d.	To confer authority on the Board of Directors to increase the share capital as laid down by law. When the General Meeting confers such authority, it may also grant powers to exclude the right pre-emptive subscription over the share issues referred to in the authority, pursuant to the terms and the requirements laid down by law.

e.	To confer authority on the Board of Directors to amend the nominal value of shares representing the share capital, re-wording article 5 of the Company Bylaws.

f.	To issue debentures or other securities recognising or creating debt and are convertible into shares, being also able to delegate to the Board of Directors the power to make such issues as well as exclude or limit the pre-emptive subscription rights, all in the terms and under the requirements laid down by Law.

g.	To examine and approve the annual financial statements, the proposed allocation of profits or losses and the corporate management of each corresponding year, and the consolidated financial statements, where applicable.

h.	To appoint, re-elect and dismiss the auditors.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	15

i.	To approve the acquisition, disposal or allocation of essential assets to another company. An asset is presumed essential whenever the amount of the transaction exceeds 25% of the value of the assets that appear in the last approved balance sheet.

j.	To approve the transformation, merger, spin off, global assignment of assets and liabilities, dissolution and offshoring of the registered office.

k.	To approve the transfer to subsidiaries of essential activities previously undertaken by the Company itself, even if the Company retains full control of the subsidiaries. Activities are presumed essential whenever the volume of the transaction exceeds 25% of the total assets on the balance sheet.

l.	To approve transactions that are equivalent to the Company’s liquidation.

m.	To approve the final liquidation balance sheet.

n.	To approve the Directors’ remuneration policy in the terms established by Law.

o.	To pronounce on any other matter reserved for the General Meeting by legal provision or by the Company Bylaws.

p.	To approve its Regulations and any later amendments, pursuant to the Board of Director’s proposals.

Article 31.	Adoption of resolutions

At annual and/or extraordinary General Meetings, resolutions will be adopted with the majorities required by law and by these Company Bylaws.

Each voting share will confer the right to one vote on the holder present or represented at the General Meeting.

Shareholders who are not up to date in the payment of capital calls will not be entitled to vote, but only with regard to the shares whose capital calls have not been paid. Nor will holders of shares without voting rights.

Shareholders may grant voting proxy or vote by postal correspondence, e-mail or any other remote communication media, provided that the voter’s identity is duly guaranteed, in accordance with the General Meeting Regulations.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	16

The Board of Directors may draw up suitable rules, means and procedures to instrument the voting process and the granting of proxy over remote media, complying with the requirements established by law.

Article 32.	Minutes of General Meetings

The Secretary of the General Meeting will take the minutes, which will be entered in the Minute Book. They may be approved by the General Meeting itself at the end of the session, and failing that, within fifteen days, by the Chairman of the General Meeting and two scrutineers among the shareholders, one representing the majority and the other the minority.

The resolutions may be implemented as of the date on which the minutes are approved in which they are recorded.

The minutes will be signed by the Secretary and countersigned by the Chairman.

Any certificates issued in connection with the minutes, once approved, will be signed by the Secretary and, failing that, by the Deputy Secretary of the Board of Directors, and countersigned by the Chairman or, as the case may be, by the Deputy Chairman of the Board of Directors.

The Board of Directors may request the presence of a Notary Public to take minutes of the proceedings.

Chapter Two

On the Board of Directors

Article 33.	Nature

The Board of Directors will be the natural body for the Company’s representation, administration, management and oversight.

Article 33	bis. Remuneration.

Directorships will be remunerated.

The remuneration of directors for their directorship will comprise a fixed annual allocation, which will be distributed by the Board of Directors in the manner that the Board so

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	17

determines, in view of the conditions, duties and responsibilities of each director attributed by the Board and their membership of the various Committees. This may give rise to different amounts of remuneration for each director. The Board will also determine the timing and form in which this allocation is paid, which may include insurance and pensions schemes established at any time.

The amount of the annual allocation for the Board of Directors will be the amount that the General Meeting determines. This amount will remain in force until the General Meeting resolves its amendment, although the Board of Directors may reduce it in years when it deems fit.

Additional to this allocation, the directors’ remuneration may also comprise the delivery of shares or share options or amounts benchmarked to the share performance. The application of this remuneration modality will require a General Meeting resolution, expressing, as forthcoming, the number of shares to be delivered, the strike price on the share options, the value of the shares to be benchmarked and how long this remuneration system will last.

Directors performing executive duties in the Company will be excluded from the remuneration system established in the foregoing paragraphs. Their remuneration will be regulated by article 50 bis of these Company Bylaws with the amount and conditions determined by the Board of Directors.

Article 34.	Number and election

The Board of Directors will comprise a minimum of five members, and a maximum of fifteen, elected by the General Meeting, except as provided under article 37 of these Company Bylaws.

The General Meeting of Shareholders will determine the exact number of directors, within the stipulated limits.

Article 35.	Requirements for directorship

Membership of the Board of Directors requires directors not to be in any of the circumstances of conflict of interest or prohibition laid down by law.

Article 36.	Term of office and renewal

The term of office for members of the Board of Directors will be three years. Directors may be re-elected one or more times for periods of the same maximum length.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	18

Article 37.	Vacancies

If, during the term for which the directors were appointed, seats should fall vacant, the Board of Directors may nominate the persons who are to cover them. Their appointment will be put to the first General Meeting held after the nomination.

Article 38.	Chairman and Secretary of the Board

The Board of Directors will appoint, from amongst its members, a chairman to chair the Board of Directors, and one or several deputy chairmen of the Board of Directors. It will also appoint, from amongst its members, the chairman and deputy chairman for the committees referred to in chapter four below.

Should it be impossible for the Chairman to perform his/her duties, or in his/her absence, they will be performed by the Deputy Chairman. Should there be several Deputy Chairmen, the order established by the Board of Directors on appointment will be followed. Otherwise, age seniority will prevail.

In the absence of a Deputy Chairman, the meeting will be chaired on that occasion by the director appointed for such purpose by the Board of Directors.

The Board of Directors will appoint a secretary from amongst its members, unless it resolves to commend such tasks to a non-board-member. It may also appoint a deputy secretary, who will stand in for the Secretary in the event of absence or impossibility. Otherwise, the Board of Directors will determine the substitute in each case.

Article 39.	Powers of the Chairman

The Chairman will, in all events, be the Company’s highest-ranking representative. In the performance of his/her office, he/she will have the following powers, in addition to those attributed by the law or these Company Bylaws:

a)	To call General Meetings, following a Board of Directors resolution, and to chair them.

b)	To direct the discussions and deliberations of the General Meeting, arranging the order of shareholders’ interventions, and establishing the duration of each, in order to enable shareholders to take the floor and expedite proceedings.

c)	To call and chair the Board of Directors, the Executive Committee and other Board Committees and Commissions of which he/she is a member.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	19

d)	To draft the meeting agendas for the Board of Directors, the Executive Committee and Board Committees and Commissions, and draw-up proposed resolutions to be submitted to them.

e)	To direct the discussions and deliberations of the Board of Directors, the Executive Committee and Committees and Commissions.

f)	To enforce the resolutions of the Board of Directors, the Executive Committee and the other Committees and Commissions. To such purpose, he/she will have the broadest powers of attorney, whatever authority is conferred on other directors by the corresponding corporate body to such effect.

Article 39	bis. Lead Director

If the Chairman of the Board of Directors holds the position of Executive Director, the Board of Directors, with the abstention of the executive directors, must appoint a Lead Director from among the independent directors. The Lead Director shall have the powers attributed by Law, by these Bylaws and by the Board of Directors Regulations.

Article 40.	Board meetings and notice of meetings

The Board of Directors will meet whenever the Chairman or the Executive Committee deems fit, upon request from the Lead Director or from at least one quarter of the directors.

The Board of Directors will be called by the Chairman and, where this is not possible, by the Deputy Chairman in his/her stead. Should these persons be absent or unable to perform their duties for any reason, the Board of Directors will be called by the eldest director.

Directors constituting at least one third of the Board members may call a meeting, indicating the agenda, to be held in the municipal district where the Company offices are registered if, within one month of being so requested, the Chairman has failed to call a meeting without due cause.

Article 41.	Quorum and adoption of resolutions

The Board of Directors will be validly constituted when the majority of its members are present or represented.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	20

Resolutions will be adopted by an absolute majority of votes cast in person or by proxy, except as provided under articles 45 and 49 of these Company Bylaws.

Article 42.	Proxy for Board meetings

A director who does not attend may delegate their proxy to another director. Non-executive directors may only delegate to other non-executive directors.

Article 43.	Powers of the Board

The Board of Directors will have the broadest powers of attorney, administration, management and supervision. It is empowered to perform all manner of acts and enter into contracts relating to ownership and administration. In particular, its powers will include but are in no way limited to the following:

1.	To carry out all transactions comprising the corporate purpose or help make its achievement possible, pursuant to article 3 of these Company Bylaws.

2.	To resolve to call the General Meeting, notwithstanding the provisions of article 20 and 39.a) of these Company Bylaws.

3.	To draft and propose the following for General Meeting approval: the annual financial statements, the management report and the proposed allocation of profits or losses and also, where applicable, the consolidated financial statements and management report for each financial year.

4.	To implement the resolutions of the General Meeting and, where applicable and pursuant to legal provisions, appoint the persons who should grant the relevant public and private documents.

5.	To interpret the Company Bylaws and fill any omissions, especially with regard to the article on corporate purpose, reporting the resolutions adopted to the General Meeting, where applicable.

6.	To resolve on the creation, cancellation, relocation, transfer and other acts and transactions related to the Company’s branch, regional and representation offices in and outside Spain.

7.	To adopt the Company’s internal regulations with powers to amend them.

8.	To establish the administrative expenses and establish or agree on any ancillary services it deems necessary or advisable.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	21

9.	To resolve on the distribution of interim dividends to the shareholders, before the respective financial year has ended and before the annual financial statements are adopted, pursuant to prevailing legislation.

10.	To appoint and dismiss Bank employees, establishing their salaries and perquisites.

11.	To determine the general conditions for discount, lending and guarantee deposit, and to approve any risk transactions it deems advisable and deal with any issues that arise in the Bank’s business.

12.	To represent the Bank before the state, regional, provincial, municipal authorities and bodies, publicly-owned entities, syndicates, public-law corporations, companies and individuals, and before ordinary and special courts and tribunals. It may file and defend suits, enforce rights, lodge claims and appeals of any kind to which the Bank is entitled, and abandon them when it deems fit.

13.	To acquire, possess, divest, mortgage and encumber all categories of real estate assets, property rights of any type and with respect to such assets and rights, perform any acts and enter into any civil, mercantile or administrative contracts without exception. These may even include constituting, amending and cancelling mortgages and other property rights, as well as assigning, trading and transferring the Company’s assets and liabilities.

14.	To acquire, divest, swap, transfer, encumber, subscribe, offer any categories of moveable goods, securities, shares, debentures, make public bids to sell or acquire securities, and holdings in all kinds of companies and enterprises.

15.	To constitute companies, associations, foundations, subscribing shares and/or holdings, putting up all categories of goods, and entering into contracts for mergers and cooperation of enterprises and/or businesses.

16.	To give and receive loans and/or credit. These may be senior or secured with any kind of collateral, including mortgage.

17.	To guarantee and/or secure Company or third-party obligations of all kinds.

18.	To reach a settlement regarding all kinds of goods and rights.

19.	To delegate all or any powers that are delegable pursuant to prevailing law, and to grant and revoke all kinds of general and special powers of attorney, with or without powers of substitution.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	22

Article 44.	Minutes of Board meetings

Once the minutes of the Board proceedings are adopted, they will be signed by the Secretary and countersigned by whoever chaired the meeting.

Any certified copies of the minutes, once approved, will be signed by the Secretary and, failing that, by the Deputy Secretary of the Board of Directors, and countersigned by the Chairman or, as the case may be, by the Deputy Chairman.

Chapter Three

On the Executive Committee

Article 45.	Creation and composition

The Board of Directors may appoint an Executive Committee, with the favourable vote of two-thirds of its members and the corresponding entry in the Companies Registry. This will be composed of the directors that the Board nominates, whose positions will be renewed in the time, manner and number that the Board of Directors may decide.

The Executive Committee will be chaired by the Chairman, who will be a member of it by virtue of his/her office. Failing that,, it will be chaired by the Deputy Chairman or Deputy Chairmen of the Board of Directors who sit on the committee, following the order established under Article 38 of these Company Bylaws, and otherwise by the Executive Committee member that the Executive Committee determines. The Board of Directors will appoint a secretary, who may be a non-board member. In his/her absence, he/she will be replaced by the person appointed by those attending the respective meeting.

Article 46.	Meeting and powers

The Executive Committee will meet as often as its Chairman or the person acting in his/her stead considers appropriate or at the request of a majority of its members. It will consider matters falling within the responsibility of the Board which the Board, pursuant to prevailing legislation or these Company Bylaws, resolves to entrust to it.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	23

Article 47.	Quorum and adoption of resolutions

The rules of article 41 of these Company Bylaws concerning the constitution of the Board of Directors and the adoption of its resolutions will be applicable to the Executive Committee.

Minutes and certified copies of the resolutions adopted will be subject to article 44 of these Bylaws.

Chapter Four

On Board Committees

Article 48.	Board Committees

The Board of Directors, in order to better perform its duties, may create those Committees it deems necessary to assist it in matters corresponding to areas of its responsibility, determining their composition, assigning their members and establishing the functions of each.

The above notwithstanding, the Board of Directors must always have at least one permanent Audit Committee, Appointments Committee, Remuneration Committee and Risks Committee, with the composition and functions established by Law, by the Board of Directors Regulations and, when applicable, by their own regulations.

The Committees shall be governed by the provisions of the Law, by the Board of Directors Regulations and by their specific regulations, when applicable, which must be approved by the Board of Directors and, supplementary thereto, in as far as they are not incompatible with their nature, by the provisions relating to the running of the Board of Directors.

Chapter Five

On the Chief Executive Officer and General Management

Article 49.	The Chief Executive Officer

The Board of Directors may, with the favourable vote of two-thirds of its members, appoint from amongst its members, one or more chief executive officers, with such powers as it considers appropriate and as may be delegated in accordance with the legal provisions and these Company Bylaws.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	24

Article 50.	General Management

The Board of Directors can set up one or several general management departments and nominate General Managers to operate them with the powers and functions that the Board of Directors may determine.

Article 50.bis

Directors who have executive functions in the Company attributed to them, whatever the nature of their legal relationship with it, will be entitled to receive remuneration for providing these services. This will consist of: a fixed amount, in keeping with the services and responsibilities of the post; a variable supplement and any reward schemes established in general for the senior management of the Bank. These may comprise delivery of shares or share options or remuneration indexed to the share price, subject to any requirements established by prevailing legislation. Their remuneration also includes benefits, such as the relevant retirement and insurance schemes and social security. In the event of severance not due to breach of duties, these directors will be entitled to compensation.

TITLE IV

ON THE FINANCIAL YEAR AND THE ALLOCATION OF PROFIT OR LOSSES

Article 51.	Duration of the financial year

The accounting periods of the Company will be one year, coinciding with the calendar year, ending on 31st December.

Article 52.	Annual financial statements

The annual financial statements and other accounting documents that must be submitted to the General Meeting for approval will be prepared in accordance with the chart of accounts established by prevailing provisions applicable to banking institutions.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	25

The annual financial statements, the management report, the proposal for allocation of profit or losses, the auditors’ report and, where applicable, the consolidated financial statements and management report, will be given the publicity that is determined at any time by prevailing provisions and these Company Bylaws.

Article 53.	Allocation of profit or losses

The General Meeting will resolve on the allocation of profit or losses from the year, in accordance with the balance sheet approved.

Once the perquisites established by law or in these Company Bylaws have been covered, dividends may be paid out to shareholders and charged to the year’s profit or to unrestricted reserves, in proportion to the capital they may have paid up, provided the value of the total net assets is not, or as a result of such distribution would not be, less than the share capital.

Article 53.bis

The General Meeting may resolve to pay out dividends (either charged against the year’s earnings or against unrestricted reserves) and/or a share premium, in kind, provided that the goods or securities being distributed are standardised and sufficiently liquid or liquidatable. This condition will be presumed to have been met when securities are listed or are going to be listed for trading on a regulated market.

The previous paragraph will also be applicable to the return of contributions in the event of a reduction in share capital.

TITLE V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 54.	Grounds of dissolution

The Bank will be dissolved under the circumstances laid down by prevailing legislation.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.

Banco Bilbao Vizcaya Argentaria, S.A. Company Bylaws	26

Article 55.	Appointment of liquidators

Once a resolution has been adopted to dissolve the Company, the General Meeting will appoint the liquidators to wind it up. In addition to the powers expressly vested in them by prevailing law, they shall have any other powers the General Meeting resolves to confer upon them. The General Meeting will determine the rules the liquidators must follow in apportioning the Company’s assets and will approve the financial statements of the liquidation until final settlement is reached.

Article 56.	Liquidation

Once a resolution has been adopted to dissolve the Company, the liquidation period will commence. Although the Company will retain its legal status, the directors and other proxies will cease to have powers of attorney to enter into new contracts and contract new obligations, and the liquidators will take over the functions attributed to them by law.

The liquidation of the Company will be done in compliance with prevailing legal provisions.

Article 57.	Distribution of Company assets

Until all the obligations are discharged, the Company assets may not be delivered to the shareholders unless a sum equivalent to the amount of the outstanding obligations has been reserved and placed in escrow for the creditors.

The English version is a translation of the original in Spanish for information purposes only. In the event of discrepancy, the Spanish original will prevail.